Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 333-127124 Post-Effective Amendment No. 1 dated January 3, 2006 on Form S-8 to Registration Statement on Form S-4 of Bank of America Corporation, pertaining to the MBNA Corporation 401(k) Plus Savings Plan of our report dated May 17, 2006, with respect to the financial statements and supplemental schedule of the MBNA Corporation 401(k) Plus Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2005 and for the year then ended.

/s/ Morris, Davis & Chan LLP

June 23, 2006

Charlotte, North Carolina